EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:

David Carlson Executive Vice President and Chief Financial Officer LaCrosse Footwear, Inc. 503-262-0110 ext. 1331	Michael Newman Investor Relations StreetConnect, Inc. 800-654-3517 BOOT@stct.com
LACROSSE FOOTWEAR REPORTS THIRD QUARTER RESULTS
Stronger Demand for Core Work and Outdoor Products;
Fulfilling Large Government Order Moving into Fourth Quarter
Portland, Ore.—October 21, 2010 — LaCrosse Footwear, Inc. (Nasdaq: BOOT), a leading provider of premium, branded footwear for work and outdoor users, today reported results for the third quarter ended September 25, 2010.
For the third quarter of 2010, LaCrosse reported net sales of $37.7 million, compared to $40.8 million in the third quarter of 2009. For the first three quarters of 2010, net sales were $98.5 million, up 2% from $96.6 million for the same period of 2009.
Net income was $1.1 million or $0.17 per diluted share in the third quarter of 2010, compared to $2.2 million or $0.35 per diluted share in the third quarter of 2009. For the first three quarters of 2010, net income was $2.9 million or $0.44 per diluted share, compared to $3.2 million or $0.50 per diluted share for the same period of 2009. The effective tax rate in the first three quarters of 2010 was 40.3% compared to 30.0% for the same period in 2009 which favorably impacted the 2009 earnings per diluted share by $0.07.
Sales to the work market were $18.7 million for the third quarter of 2010, down 16% from $22.1 million in the same period of 2009. For the first three quarters of 2010, sales to the work market were $63.6 million, up 1% from $63.0 million for the same period of 2009. Work sales in the third quarter of 2010 were impacted by a quarterly decline in U.S. military orders, which fluctuate from quarter to quarter. During September, LaCrosse received a new $8.6 million order from the U.S. Army, of which $6.8 million will be shipped in the fourth quarter. Outside of the U.S. government channel, the Company saw stronger year-over-year demand for its core work boots in the third quarter of 2010.
Sales to the outdoor market were $19.0 million for the third quarter of 2010, up 2% from $18.7 million in the same period of 2009. For the first three quarters of 2010, sales to the outdoor market were $34.9 million, up 4% from $33.6 million for the same period in 2009. The growth in outdoor sales for the third quarter of 2010 reflects increased demand for hunting boots.
Both work and outdoor sales continued to be significantly impacted by the supply of finished products caused by capacity limitations of the Company’s third-party manufacturing partners in China. LaCrosse had a significant volume of work and outdoor boot orders which it was unable to fulfill in the third quarter, but it expects to ship them early in the fourth quarter. The Company has taken steps to alleviate the supply constraints in coming periods.
Gross margin for the third quarter of 2010 was 37.2% of net sales, compared to 38.6% in the same period of 2009. The year-over-year decrease in gross margin is primarily due to one-time costs related to the

Company’s successful transition into its new Portland factory. Operating expenses were $12.0 million in the third quarter 2010, up modestly from $11.8 million in the third quarter of 2009.
The Company continued to maintain a strong balance sheet. At the end of the third quarter of 2010, LaCrosse had cash and cash equivalents of $3.6 million, up from $3.5 million at the end of the third quarter of 2009. During the first three quarters of 2010, the Company has paid dividends of $8.8 million to its shareholders and made capital investments of $7.8 million primarily for its new factory facility and factory store.
“While quarterly fluctuations in our military business and the supply constraints in China continued to impact our business in the third quarter, we saw stronger demand for our core work and outdoor products,” said Joseph P. Schneider, president and CEO of LaCrosse Footwear, Inc. “We remain confident that our business fundamentals are sound. We have continued to strengthen our customer relationships, penetrate further into a variety of niche work markets and see our new spring products being well received by our customers.
“The long-term trends across our multiple distribution channels look increasingly positive, with strong at-once demand from our wholesale channel partners and an improved consumer spending environment. Moving into the fourth quarter, we believe the supply chain constraints that impacted us in recent quarters are being mitigated and we have a large U.S. Army order to fulfill. We have completed major upgrades to our capital infrastructure for the year and we already see improved efficiencies from our new domestic factory and increased sales at our factory store. We’re excited about our opportunities for growth in the fourth quarter and beyond.”
Based on the Company’s financial position, the Board of Directors today announced the approval of a quarterly dividend of $0.125 per share of common stock. The fourth quarter dividend will be paid on December 18, 2010 to shareholders of record as of the close of business on November 22, 2010. The Board of Directors, while not declaring future dividends to be paid, has established a quarterly dividend policy reflecting its intent to declare and pay a quarterly dividend of $0.125 per share of common stock.
Third Quarter 2010 Conference Call
LaCrosse will host a conference call to discuss its financial results for the third quarter of 2010 today at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.lacrossefootwearinc.com under “Investor Events” or by calling 800-762-8779 or +1 480-629-9771. A 48-hour replay will be available by calling 800-406-7325 or +1 303 590 3030 (Access Code: 4370243). A replay will also be available on the Company’s Web site.
About LaCrosse Footwear, Inc.
LaCrosse Footwear, Inc. is a leading developer and marketer of branded, premium and innovative footwear for work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are sold to a network of specialty retailers and distributors in the United States, Canada, Europe and Asia. Work consumers include people in law enforcement, transportation, mining, oil and gas exploration and extraction, construction, military services and other occupations that require high-performance and protective footwear as a critical tool for the job. Outdoor consumers include people active in hunting, outdoor cross-training, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com and www.danner.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.

Forward-Looking Statements
All statements, other than statements of historical facts, included in this release, including without limitation, any statements regarding anticipated benefits from the new factory store and domestic production facility, expected quarterly fluctuations in the government channel sales and anticipated timing of future orders from the U.S. government, the anticipated success of new products, the assessment of general market trends and improved consumer spending environment, the mitigation of supply chain issues, unfulfilled orders and the Board of Directors’ intent to declare and pay dividends in future periods are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “plan,” “expect,” “aim,” “believe,” “project,” “target,” “anticipate,” “intend,” “estimate,” “will,” “should,” “could” and other terms of similar meaning, typically identify such forward-looking statements. The Company assumes no obligation to update or revise any forward-looking statements to reflect the occurrence or non-occurrence of future events or circumstances.
Forward-looking statements are based on certain assumptions and expectations of future events and trends that are subject to risks and uncertainties. Risk factors and other uncertainties which may directly impact the outcome of such forward-looking statements included in this release, each of which are included in our 2009 Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q for 2010, include the following:
•	There are uncertainties related to our future sales to the U.S. government, which may not continue at the current levels. Additionally, we may continue to experience significant fluctuations in our quarterly revenue performance due to the timing of orders and requested shipment dates for U.S. government contract orders.

•	Because we depend on third party manufacturers primarily in China for the majority of our products, we face challenges in maintaining a timely supply of goods to meet sales demands, and we may experience delays or interruptions in our supply chain. Any shortfall or delay in the supply of our products may decrease our sales and have an adverse impact on our customer relationships.

•	We have initiated a program to broaden our portfolio of third party manufacturers which may create future interruptions in product delivery schedules or increased costs during future periods of factory transitions.

•	Future changes in the price of raw materials and labor could adversely affect our financial results, particularly our gross margins, if we are not able to increase our selling prices to offset such cost increases.

LaCrosse Footwear, Inc.
Condensed Consolidated Statements of Income
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Three Quarters Ended
	September 25,	September 26,	September 25,	September 26,
	2010	2009	2010	2009

Net sales	$37,682	$40,761	$98,462	$96,647

Cost of goods sold	23,666	25,040	59,815	58,877

Gross profit	14,016	15,721	38,647	37,770

Operating expenses	11,962	11,815	33,667	32,912

Operating income	2,054	3,906	4,980	4,858

Non-operating expense, net	(51)	(235)	(106)	(304)

Income before income taxes	2,003	3,671	4,874	4,554

Income tax provision	857	1,450	1,965	1,367

Net income	$1,146	$2,221	$2,909	$3,187

Net income per common share:
Basic	$0.18	$0.35	$0.45	$0.51
Diluted	$0.17	$0.35	$0.44	$0.50

Weighted average number of common shares outstanding:
Basic	6,453	6,307	6,419	6,293
Diluted	6,598	6,403	6,584	6,364

Supplemental Product Line Information:
Work Market Sales	$18,651	$22,116	$63,604	$62,996
Outdoor Market Sales	19,031	18,645	34,858	33,651

	$37,682	$40,761	$98,462	$96,647

LaCrosse Footwear, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	September 25,	December 31,	September 26,
	2010	2009	2009
Assets:
Current Assets:
Cash and cash equivalents	$3,618	$17,739	$3,495
Trade and other accounts receivable, net	26,694	21,635	27,931
Inventories, net	34,678	27,031	34,549
Prepaid expenses and other	1,063	1,129	1,017
Deferred tax assets	1,364	1,503	1,302

Total current assets	67,417	69,037	68,294

Property and equipment, net	15,607	8,482	8,685
Goodwill	10,753	10,753	10,753
Other assets	256	313	298

Total assets	$94,033	$88,585	$88,030

Liabilities and Shareholders’ Equity:
Current Liabilities:
Accounts payable	$19,472	$8,036	$11,688
Accrued compensation	2,897	3,343	2,546
Product warranty and other accruals	2,213	3,755	1,893

Total current liabilities	24,582	15,134	16,127

Long-term debt	300	—	—
Deferred revenue	588	225	263
Deferred lease obligations and other	750	614	599
Compensation and benefits	4,119	4,680	5,424
Deferred tax liabilities	2,360	2,337	2,174

Total liabilities	32,699	22,990	24,587

Total shareholders’ equity	61,334	65,595	63,443

Total liabilities and shareholders’ equity	$94,033	$88,585	$88,030

LaCrosse Footwear, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Three Quarters Ended
	September 25,	September 26,
	2010	2009
Cash flows from operating activities:
Net income	$2,909	$3,187
Adjustments to reconcile net income to net cash provided by (used in) operating activities, net of effects of acquisition in 2009:
Depreciation and amortization	2,205	2,041
Stock-based compensation expense	455	448
Deferred income taxes	165	1,366
Loss on disposal of property and equipment	7	194
Changes in operating assets and liabilities, net of effects of acquisition in 2009:
Trade and other accounts receivable	(4,621)	(5,482)
Inventories	(7,743)	(5,778)
Accounts payable	9,764	1,400
Accrued expenses and other	(2,297)	(735)

Net cash provided by (used in) operating activities	844	(3,359)

Cash flows from investing activities:
Purchases of property and equipment	(7,773)	(4,723)
Proceeds from sale of property and equipment	1	33
Acquisition	—	(388)

Net cash used in investing activities	(7,772)	(5,078)

Cash flows from financing activities:
Proceeds from long-term debt	300	—
Cash dividends paid	(8,813)	(2,362)
Purchase of treasury stock	(59)	—
Proceeds from exercise of stock options	1,393	432

Net cash used in financing activities	(7,179)	(1,930)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(14)	179

Net decrease in cash and cash equivalents	(14,121)	(10,188)

Cash and cash equivalents:
Beginning of period	17,739	13,683

End of period	$3,618	$3,495

END OF FILING